As filed with the Securities and Exchange Commission on November 1, 2019

Registration No. 333-173469

Registration No. 333-188296

Registration No. 333-195641

Registration No. 333-207963

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO FORM S-8 REGISTRATION STATEMENT NO. 333-173469

POST-EFFECTIVE AMENDMENT NO. 1

TO FORM S-8 REGISTRATION STATEMENT NO. 333-188296

POST-EFFECTIVE AMENDMENT NO. 1

TO FORM S-8 REGISTRATION STATEMENT NO. 333-195641

POST-EFFECTIVE AMENDMENT NO. 1

TO FORM S-8 REGISTRATION STATEMENT NO. 333-207963

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

United Financial Bancorp, Inc.

(People’s United Financial, Inc. as successor by merger to United Financial Bancorp, Inc.)

(Exact name of registrant as specified in its charter)

Connecticut	27-3577029
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

225 Asylum Street

Hartford, Connecticut 06103

(860) 291-3600

(Address, including Zip Code, of Principal Executive Offices)

Rockville Bank 401(k) Savings Plan

Rockville Financial, Inc. 2006 Stock Incentive Award Plan

Rockville Financial, Inc. 2012 Stock Incentive Plan

United Financial Bancorp, Inc. 2006 Stock-Based Incentive Plan

United Financial Bancorp, Inc. 2008 Equity Incentive Plan

CNB Financial Corp. 2008 Equity Incentive Plan

CNB Amended and Restated Stock Option Plan

United Financial Bancorp, Inc. 2015 Omnibus Stock Incentive Plan

(Full title of the plan)

Kristy Berner

Executive Vice President, General Counsel and Corporate Secretary

c/o People’s United Financial, Inc.

850 Main Street

Bridgeport, Connecticut 06604

(203) 338-7171

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Lee Meyerson, Esq.

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

(212) 455-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards  ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) related to the following Registration Statements on Form S-8 (collectively, the Registration Statements”), filed by United Financial Bancorp, Inc., a Connecticut corporation (the “Company”), are being filed to withdraw and remove from registration the securities of the Company that had been registered but not issued under such Registration Statements:

•

Registration Statement on Form S-8 (No. 333-173469), filed with the U.S. Securities and Exchange Commission (the “SEC”) on April 13, 2011, pertaining to the registration of (i) 1,388,179 shares of common stock, no par value per share, reserved for issuance under the Rockville Financial, Inc. 2006 Stock Incentive Award Plan; and (ii) an indeterminate amount of participation interests reserved for issuance under the Rockville Bank 401(k) Savings Plan;

•

Registration Statement on Form S-8 (No. 333-188296), filed with the SEC on May 2, 2013, pertaining to the registration of 2,395,384 shares of common stock, no par value per share, reserved for issuance under the Rockville Financial, Inc. 2012 Stock Incentive Plan;

•

Registration Statement on Form S-8 (No. 333-195641), filed with the SEC on May 2, 2014, pertaining to the registration of (i) 614,489 shares of common stock, no par value per share, reserved for issuance under the United Financial Bancorp, Inc. 2006 Stock-Based Incentive Plan; (ii) 728,008 shares of common stock, no par value per share, reserved for issuance under the United Financial Bancorp, Inc. 2008 Equity Incentive Plan; (iii) 111,238 shares of common stock, no par value per share, reserved for issuance under the CNB Financial Corp. 2008 Equity Incentive Plan; and (iv) 213,552 shares of common stock, no par value per share, reserved for issuance under the CNB Amended and Restated Stock Option Plan; and

•

Registration Statement on Form S-8 (No. 333-207963), filed with the SEC on November 12, 2015, pertaining to the registration of 4,050,000 shares of common stock, no par value per share, reserved for issuance under the United Financial Bancorp, Inc. 2015 Omnibus Stock Incentive Plan.

On November 1, 2019, pursuant to the terms of the Agreement and Plan of Merger, dated as of July 15, 2019, by and between the Company and People’s United Financial, Inc., a Delaware corporation (“People’s United”), the Company merged with and into People’s United, with People’s United as the surviving corporation (the “Merger”).

As a result of the Merger, any and all offerings of securities registered pursuant to the Registration Statements have been terminated. In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statements that remain unsold at the termination of the offering, People’s United, as successor to the Company, hereby removes from registration all securities registered under the Registration Statements but unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has authorized these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hartford, State of Connecticut, on this 1st day of November, 2019.

PEOPLE’S UNITED FINANCIAL, INC. (as successor by merger to United Financial Bancorp, Inc.)

By:	/s/ John P. Barnes
Name: John P. Barnes Title: Chairman and Chief Executive Officer

No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.